FINBAR F. DEMPSEY & COMPANY Barristers Attorneys Notaries Public
FINBAR F. DEMPSEY B.C.L. _______________________________________ T. BARRY DEMPSEY B.A. LL.B. B.L BERNADETTE M. HUNT B.A. LL.B	Cockburn House P.O. Box 70 Grand Turk TURKS & CAICOS ISLANDS	Tel: 649 946-2245 Fax: 649 946-2758 E-mail:ffdlawco@tciway.tc WWW.TURKSANDCAICOSLAW.COM BRITISH WEST INDIES Of Counsel DAVID C. MUIRHEAD Q.C., LL.B. RALPH D. SELIGMAN Q.C. M.A. LL.B.

Exhibit 23.3

CONSENT OF LEGAL COUNSEL

We consent to the use in this Registration Statement on Form S-4 of Cathay Merchant Group, Inc. of our legal opinion dated March  15, 2005 appearing in the Prospectus, which is part of such Registration Statement, and to the reference of us under the headings “Legal Matters,” “Interest of Named Experts and Counsel” and “Material Turks and Caicos Islands Tax Consequences of the Continuance” in such Prospectus.

/s/ Finbar F. Dempsey

Dated this 15th day of March, 2005

A member of the Finbar F. Dempsey & Co. Group of Attorneys